Exhibit 99.1

Contacts:

Jamie Tully/Jonathan Doorley
Sard Verbinnen & Co
(212) 687-8080

EQUUS AMENDS PLANNED RIGHTS OFFERING TO SHAREHOLDERS

Three Rights Instead of Five Needed to Acquire Each Share
Resulting in Increase from Up to 1.77 Million to Up to 2.95 Million Shares to be Issued

HOUSTON, TX – December 16, 2010 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) today announced that its Board of Directors has amended the terms of a non-transferable rights offering to the Fund’s shareholders to purchase shares of its common stock wherein each Equus shareholder will receive one non-transferable right for every share of the Fund’s common stock owned on the record date.  According to the original terms of the offering, five rights were required to acquire one share of Equus common stock.  Today’s amendment now reduces the number of rights required to be held on the record date to three (3) in order to acquire one (1) share of Equus common stock.  The reduction in the ratio of rights required to acquire a share of the Fund’s common stock has resulted in an increase in the aggregate number of shares that may be issued from the exercise of such rights from 1,772,329 to 2,953,882.

Certain factors considered by the Equus Board of Directors in approving an increase in the size of the proposed rights offering included the anticipated size and scale of new investment opportunities in which the Fund may invest for the benefit of its stockholders and a desire to diversify the Fund’s portfolio into more income generating investments that also possess  the potential for capital appreciation.

The Fund has filed a registration statement with the Securities and Exchange Commission with respect to the shares that are proposed to be issued pursuant to the exercise of the rights (the “Registration Statement”).  The record date for Equus shareholders entitled to receive such rights, if issued, shall be determined by the Fund upon the effectiveness of the Registration Statement.

Subject to certain conditions, rights may be exercised during the subscription period, which is intended to commence immediately upon the effectiveness of the registration statement and end approximately 23 days thereafter, unless the subscription period is extended by the Fund (the “Expiration Date”) or the rights offering is terminated.  Record date stockholders who fully exercise all rights issued to them are entitled to subscribe for additional shares of the Fund's common stock which were not subscribed for by other stockholders (the "Over-Subscription Privilege") by providing to the Fund, at least seven (7) days prior to the Expiration Date (the “Notice Date”), either: (i) payment of the estimated subscription price for rights initially received by them and any additional rights subscribed for in connection with the Over-Subscription Privilege, or (ii) a notice and irrevocable guarantee to the Fund for payment, by the Expiration

Date, of the number of shares they intend to purchase pursuant to their Over-Subscription Privilege.

The subscription price for the shares to be issued in connection with the exercise of the rights will be 90% of the average closing price of the Fund’s shares of common stock on the New York Stock Exchange for the eight consecutive trading days ending on the day prior to the Notice Date.  Because the subscription price will be determined on the day prior to the Notice Date, shareholders exercising pursuant to their Over-Subscription Privilege prior to that date will not know the subscription price at the time the notice and irrevocable guarantee are to be delivered to the Fund’s subscription agent,  and will be required initially to pay for both the shares subscribed for pursuant to their basic subscription rights and any additional shares subscribed for pursuant to the Over-Subscription Privilege at the estimated subscription price disclosed in the Registration Statement, and may be required to pay an additional amount or receive a partial refund (without interest), depending on the final subscription price.

Shareholders should read the Registration Statement which describes, in more detail, the subscription process for the exercise of basic subscription rights and the exercise of the Over-Subscription Privilege.  A copy of the Registration Statement is available on the Fund’s website at www.equuscap.com.  Shareholders are also advised to carefully consider the investment objectives, risks and charges and expenses of the Fund before exercising their rights.  The Registration Statement will include a prospectus containing this and other information concerning Equus (“Prospectus”). The Prospectus should be read carefully before investing. A copy of the Prospectus, when filed, may be obtained from The Altman Group, Inc., the Information Agent, 1200 Wall Street West, 3rd Floor, Lyndhurst, New Jersey 07071 or by calling toll free at (800) 330-8705.

Because the rights are not transferable, the Fund does not intend to use the services of an underwriter or dealer.  The Fund has the right to terminate the offering prior to the expiration date, in which case all the rights, including such rights as have been exercised prior to the Expiration Date, will expire and the Fund will return, without interest, any subscription proceeds.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of the shares referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About Equus
The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.